SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
                 UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE
                ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
                       UNDER SECTIONS 13 AND 15(D) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

                        Commission File Number 333-65920

                            HQI TRANSELEC CHILE S.A.
                      ------------------------------------
             (Exact name of Registrant as specified in its charter)

               APOQUINDO 3721, PISO 6, LAS CONDES, SANTIAGO, CHILE
                               (011) 56-2-467-7000
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    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           7-7/8% SENIOR NOTES DUE 2011
                      ------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
          -------------------------------------------------------------
(Title of all other classes of securities for which a duty to file reports under
                         Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         [ ]     Rule 12h-3(b)(1)(ii)              [ ]
Rule 12g-4(a)(1)(ii)        [ ]     Rule 12h-3(b)(2)(i)               [X]
Rule 12g-4(a)(2)(i)         [X]     Rule 12h-3(b)(2)(ii)              [ ]
Rule 12g-4(a)(2)(ii)        [ ]     Rule 15d-6                        [X]
Rule 12h-3(b)(1)(i)         [ ]

Approximate number of holders of record as of the certification or notice date:
253

          Pursuant to the requirements of the Securities Exchange Act of 1934, HQI Transelec S.A. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated: August 22, 2002                By:   /s/ Real Paul-Hus
                                          --------------------------------------
                                      Name:     Real Paul-Hus
                                      Title:    Finance Manager and Treasurer